Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement (Form S-8 No. 333-127635) and incorporation by reference therein of our report dated June 19, 2009 with respect to the consolidated financial statements of Gryphon Gold Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 2009 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Vancouver, Canada
June 26, 2009